SHARE EXCHANGE AGREEMENT

by and among

LANSDOWNE SECURITY, INC.

DK INTERNATIONAL GROUP LTD.

and

THE SOLE SHAREHOLDER OF
DK INTERNATIONAL GROUP LTD.

Dated as of February 11, 2011

i

ii

TABLE OF CONTENTS

Section 7.5	Remedies.	24
Section 7.6	Limitation of Liability.	24
Section 7.7	Interpretation.	24
Section 7.8	Severability.	24
Section 7.9	Counterparts; Facsimile Execution.	24
Section 7.10	Entire Agreement; Third Party Beneficiaries.	24
Section 7.11	Governing Law.	25
Section 7.12	Assignment.	25

Annex A	Schedule of Shares Exchanged
Annex B	Definitions

iii

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of February 11, 2011, is by and among Lansdowne Security, Inc., a Nevada corporation (“Lansdowne”), DK International Group Ltd., a British Virgin Islands company (“DK”), and the sole shareholder of DK identified on Annex A hereto (the “Shareholder”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex B hereto.

BACKGROUND

A.

DK has 1 ordinary share (the “DK Stock”) issued and outstanding, which is held by the Shareholder. The Shareholder is the record and beneficial owner of the number of shares of DK Stock set forth opposite the Shareholder’s name on Annex A hereto. The Shareholder has agreed to transfer all of his shares of DK Stock in exchange for a number of newly issued shares of the Series A Voting Convertible Preferred Stock, par value $0.001 per share, of Lansdowne (the “Lansdowne Stock”) that will constitute approximately 92.50% of the issued and outstanding capital stock of Lansdowne on a fully diluted basis after giving effect to the closing of the transactions contemplated by this Agreement. The number of shares of Lansdowne Stock to be received by the Shareholder is listed opposite the Shareholder’s name on Annex A. The aggregate number of shares of Lansdowne Stock that is reflected on Annex A is referred to herein as the “Shares.”

B.

The Board of Directors of each of Lansdowne and DK has determined that it is desirable to effect this plan of reorganization and share exchange.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
Exchange of Shares

Section 1.1

Share Exchange. At the Closing, the Shareholder shall sell, transfer, convey, assign and deliver to Lansdowne his DK Stock, free and clear of all Liens, in exchange for the Lansdowne Stock listed on Annex A opposite the Shareholder’s name.

Section 1.2

Closing. The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP in Washington, DC, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

ARTICLE II
Representations and Warranties of the Shareholder

The Shareholder hereby represents and warrants to Lansdowne with respect to itself, as follows.

Section 2.1

Good Title. The Shareholder is the record and beneficial owner, and has good title to its DK Stock, with the right and authority to sell and deliver such DK Stock. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Lansdowne as the new owner of such DK Stock in the share register of DK, Lansdowne will receive good title to such DK Stock, free and clear of all Liens.

Section 2.2

Power and Authority. The Shareholder has the legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by the Shareholder to enter into this Agreement and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms hereof.

Section 2.3

No Conflicts. The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the Shareholder; and (c) will not violate or breach any contractual obligation to which the Shareholder is a party.

Section 2.4

Litigation. There is no pending proceeding against the Shareholder that involves the Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Transactions and, to the knowledge of the Shareholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

Section 2.5

No Finder’s Fee. The Shareholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions that are not payable entirely by the Shareholder.

Section 2.6

Purchase Entirely for Own Account. The Shareholder is acquiring the Lansdowne Stock proposed to be acquired hereunder for investment for its own account and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the Lansdowne Stock, except in compliance with applicable securities laws.

Section 2.7

Available Information. The Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in Lansdowne and has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Lansdowne Stock.

Section 2.8

Non-Registration. The Shareholder understands that the Lansdowne Stock has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Lansdowne Stock in accordance with Lansdowne’s charter documents or the laws of its jurisdiction of incorporation.

Section 2.9

Restricted Securities. The Shareholder understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Shares would be acquired in a transaction not involving a public offering. The issuance of the Shares hereunder is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. The Shareholder further acknowledges that if the Shares are issued to the Shareholder in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

Section 2.10

Regulation S. No offer to enter into this Agreement has been made by Lansdowne to the Shareholder in the United States. Neither the Shareholder nor any of its respective affiliate or any person acting on its behalf or on behalf of any such affiliate, has engaged or will engage in any activity undertaken for the purpose of, or that reasonably could be expected to have the effect of, conditioning the markets in the United States for the Lansdowne Stock, including, but not limited to, effecting any sale or short sale of securities, prior to the expiration of any restricted period contained in Regulation S promulgated under the Securities Act (any such activity being defined herein as a “Directed Selling Effort”). To the best knowledge of the Shareholder, this Agreement and the transactions contemplated herein are not part of a plan or scheme to evade the registration provisions of the Securities Act, and the Lansdowne Stock is being acquired for investment purposes by the Shareholder. The Shareholder agrees that all offers and sales of the Lansdowne Stock from the date hereof and through the expiration of any restricted period set forth in Rule 903 of Regulation S (as the same may be amended from time to time hereafter) shall not be made to U.S. Persons (within the meaning of Regulation S) or for the account or benefit of U.S. Persons and shall otherwise be made in compliance with the provisions of Regulation S and any other applicable provisions of the Securities Act. Neither the Shareholder or any of its representatives has conducted any Directed Selling Effort as that term is used and defined in Rule 902 of Regulation S and neither of them nor any of their respective representatives will engage in any such Directed Selling Effort within the United States through the expiration of any restricted period set forth in Rule 903 of Regulation S.

Section 2.11

Legends. It is understood that the Lansdowne Stock will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

Additionally, the Lansdowne Stock will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

Section 2.12

Opinion. The Shareholder shall not transfer any or all of the Lansdowne Stock pursuant to Regulation S or absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of Shareholder’s Lansdowne Stock, without first providing Lansdowne with an opinion of counsel (which counsel and opinion are reasonably satisfactory to Lansdowne) to the effect that such transfer will be made in compliance with Regulation S or will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws.

Section 2.13

Disclosure. This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of the Shareholder in connection with the Transactions, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

ARTICLE III
Representations and Warranties of DK

Subject to the exceptions set forth in the DK Disclosure Letter (regardless of whether or not the DK Disclosure Letter is referenced below with respect to any particular representation or warranty), DK represents and warrants to Lansdowne and the Shareholder as follows.

Section 3.1

Organization, Standing and Power. DK and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on DK and its subsidiaries taken as a whole, a material adverse effect on the ability of DK to perform its obligations under this Agreement or on the ability of DK to consummate the Transactions (a “DK Material Adverse Effect”). DK and each of its subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a DK Material Adverse Effect. DK has delivered to Lansdowne true and complete copies of the DK Constituent Instruments, and the comparable charter, organizational documents and other constituent instruments of each of its subsidiaries, in each case as amended through the date of this Agreement.

Section 3.2

Subsidiaries; Equity Interests.

(a)

The DK Disclosure Letter lists each subsidiary of DK and its jurisdiction of organization. All the outstanding shares of capital stock or equity investments of each subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by DK or by another subsidiary of DK, free and clear of all Liens.

(b)

Except for its interests in its subsidiaries, DK does not, as of the date of this Agreement, own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

Section 3.3

Capital Structure. The authorized capital stock of DK consists of 1 issued and outstanding ordinary share. Except as set forth above, no shares of capital stock or other voting securities of DK are issued, reserved for issuance or outstanding. DK is the sole record and beneficial owner of all of the issued and outstanding capital stock of each of its subsidiaries. All outstanding shares of the capital stock of DK and each of its subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of the British Virgin Islands, the DK Constituent Instruments or any Contract to which DK is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of DK or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of DK Stock or the capital stock of any of its subsidiaries may vote (“Voting DK Debt”). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which DK or any of its subsidiaries is a party or by which any of them is bound (a) obligating DK or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, DK or any of its subsidiaries or any Voting DK Debt, (b) obligating DK or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of DK or of any of its subsidiaries. As of the date of this Agreement, there are not any outstanding contractual obligations of DK to repurchase, redeem or otherwise acquire any shares of capital stock of DK.

Section 3.4

Authority; Execution and Delivery; Enforceability. DK has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by DK of this Agreement and the consummation by DK of the Transactions have been duly authorized and approved by the Board of Directors of DK and no other corporate proceedings on the part of DK are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against DK in accordance with its terms.

Section 3.5

No Conflicts; Consents.

(a)

The execution and delivery by DK of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of DK or any of its subsidiaries under, any provision of (i) the DK Constituent Instruments or the comparable charter or organizational documents of any of its subsidiaries, (ii) any Contract to which DK or any of its subsidiaries is a party or to which any of their respective properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material Law applicable to DK or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a DK Material Adverse Effect.

(b)

Except for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to DK or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

Section 3.6

Taxes.

(a)

DK and each of its subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a DK Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a DK Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of DK know of no basis for any such claim.

(b)

The DK Financial Statements reflect an adequate reserve for all Taxes payable by DK and its subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against DK or any of its subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a DK Material Adverse Effect.

Section 3.7

Benefit Plans.

(a)

Except as set forth in the DK Disclosure Letter, neither DK nor any of its subsidiaries maintains any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of DK or any of its subsidiaries. Except as set forth in the DK Disclosure Letter, as of the date of this Agreement there are not any severance or termination agreements or arrangements between DK or any of its subsidiaries and any current or former employee, officer or director of DK or any of its subsidiaries, nor does DK or any of its subsidiaries have any general severance plan or policy.

(b)

Since September 30, 2010, there has not been any adoption or amendment in any material respect by DK or any of its subsidiaries of any plan described in Section 3.7(a) .

Section 3.8

Litigation. Except as set forth in the DK Disclosure Letter, there is no Action against or affecting DK or any of its subsidiaries or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a DK Material Adverse Effect. Neither DK nor any of its subsidiaries, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

Section 3.9

Compliance with Applicable Laws. Except as set forth in the DK Disclosure Letter, DK and each of its subsidiaries have conducted their business and operations in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a DK Material Adverse Effect. DK has not received any written communication during the past two years from a Governmental Entity that alleges that DK is not in compliance in any material respect with any applicable Law. This Section 3.9 does not relate to matters with respect to Taxes, which are the subject of Section 3.6.

Section 3.10

Brokers. Except as set forth in the DK Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of DK or any of its subsidiaries.

Section 3.11

Contracts. Except as set forth in the DK Disclosure Letter, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of DK and its subsidiaries taken as a whole. Neither DK nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a DK Material Adverse Effect.

Section 3.12

Title to Properties. Except as set forth in the DK Disclosure Letter, neither DK nor any of its subsidiaries own any real property. DK and each of its subsidiaries has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which DK or any of its subsidiaries has leasehold interests, are free and clear of all Liens other than those set forth in the DK Disclosure Letter and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of DK and its subsidiaries to conduct business as currently conducted.

Section 3.13

Intellectual Property. DK and each of its subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights which are material to the conduct of the business of DK and its subsidiaries taken as a whole. The DK Disclosure Letter sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of DK and its subsidiaries taken as a whole. There are no claims pending or, to the knowledge of DK, threatened that DK or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of DK, no person is infringing the rights of DK or any of its subsidiaries with respect to any Intellectual Property Right.

Section 3.14

Labor Matters. There are no collective bargaining or other labor union agreements to which DK or any of its subsidiaries is a party or by which any of them is bound. No material labor dispute exists or, to the knowledge of DK, is imminent with respect to any of the employees of DK.

Section 3.15

Financial Statements; Liabilities. DK will deliver to Lansdowne its audited consolidated financial statements for the fiscal years ended December 31, 2009 and 2008 and its unaudited consolidated financial statements for the three and nine months ended September 30, 2010 (collectively, the “DK Financial Statements”). The DK Financial Statements will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The DK Financial Statements fairly present in all material respects the financial condition and operating results of DK, as of the dates, and for the periods, indicated therein. DK does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to September 30, 2010, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the DK Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in a DK Material Adverse Effect.

Section 3.16

Insurance. DK and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which DK and its subsidiaries are engaged and in the geographic areas where they engage in such businesses. DK has no reason to believe that it will not be able to renew its and its subsidiaries’ existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for DK’s and such subsidiaries’ respective lines of business.

Section 3.17

Transactions with Affiliates and Employees. Except as set forth in the DK Disclosure Letter and the DK Financial Statements, none of the officers or directors of DK and, to the knowledge of DK, none of the employees of DK is presently a party to any transaction with DK or any of its subsidiaries (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of DK, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

Section 3.18

Internal Accounting Controls. DK and its consolidated subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. DK has established disclosure controls and procedures for its company and designed such disclosure controls and procedures to ensure that material information relating to DK and its subsidiaries are made known to the officers by others within those entities. The officers of DK have evaluated the effectiveness of DK’s controls and procedures. Since September 30, 2010, there have been no significant changes in DK’s internal controls or, to DK’s best knowledge, in other factors that could significantly affect DK’s internal controls.

Section 3.19

Solvency. Based on the financial condition of DK as of the Closing Date (and assuming that the Closing shall have occurred): (a) DK’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of DK’s existing debts and other liabilities (including known contingent liabilities) as they mature; (b) DK’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by DK, and projected capital requirements and capital availability thereof; and (c) the current cash flow of DK, together with the proceeds DK would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. DK does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

Section 3.20

Application of Takeover Protections. DK has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the DK Constituent Instruments or the laws of its jurisdiction of organization that is or could become applicable to the Shareholder as a result of the Shareholder and DK fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholder’s ownership of the Shares.

Section 3.21

Investment Company. DK is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.22

Foreign Corrupt Practices. Neither DK, nor any of its subsidiaries, nor, to DK’s knowledge, any director, officer, agent, employee or other person acting on behalf of DK or any of its subsidiaries has, in the course of its actions for, or on behalf of, DK (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 3.23

Absence of Certain Changes or Events. Except as disclosed in the DK Financial Statements or the DK Disclosure Letter, from September 30, 2010 to the date of this Agreement, DK has conducted its business only in the ordinary course, and during such period there has not been:

(a)

any change in the assets, liabilities, financial condition or operating results of DK or any of its subsidiaries, except changes in the ordinary course of business that have not caused, in the aggregate, a DK Material Adverse Effect;

(b)

any damage, destruction or loss, whether or not covered by insurance, that would have a DK Material Adverse Effect;

(c)

any waiver or compromise by DK or any of its subsidiaries of a valuable right or of a material debt owed to it;

(d)

any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by DK or any of its subsidiaries, except in the ordinary course of business and the satisfaction or discharge of which would not have a DK Material Adverse Effect;

(e)

any material change to a material Contract by which DK or any of its subsidiaries or any of its respective assets is bound or subject;

(f)

any mortgage, pledge, transfer of a security interest in, or lien, created by DK or any of its subsidiaries, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair DK’s or its subsidiaries’ ownership or use of such property or assets;

(g)

any loans or guarantees made by DK or any of its subsidiaries to or for the benefit of its employees, officers or directors, or any members of their immediate families, or any loans or advances to any persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivision other than travel advances and other advances made in the ordinary course of its business;

(h)

any alteration of DK’s method of accounting or the identity of its auditors;

(i)

any declaration or payment of dividend or distribution of cash or other property to the Shareholder or any purchase, redemption or agreements to purchase or redeem any DK Stock;

(j)

any issuance, sale, disposition or encumbrance of equity securities to any officer, director or affiliate, or any change in their outstanding shares of capital stock or their capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise; or

(k)

any arrangement or commitment by DK or any of its subsidiaries to do any of the things described in this Section 3.23.

Section 3.24

Disclosure. DK confirms that neither it nor any person acting on its behalf has provided Lansdowne or its agents or counsel with any information that it believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by Lansdowne under a current report on Form 8-K filed within four business days after the Closing. DK understands and confirms that Lansdowne will rely on the foregoing representations and covenants in effecting transactions in securities of DK. All of the representations and warranties of DK set forth in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.25

Information Supplied. None of the information supplied or to be supplied by DK for inclusion or incorporation by reference in the 14f-1 Notice, at the date it is first mailed to Lansdowne’s stockholders, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.26

No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to DK or any of its subsidiaries, or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by DK under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by DK of its DK Stock and which has not been publicly announced or will not be publicly announced in a current report on Form 8-K filed within four business days after the Closing.

Section 3.27

No Additional Agreements. DK does not have any agreements or understandings with the Shareholder with respect to the Transactions other than as specified in this Agreement.

ARTICLE IV
Representations and Warranties of Lansdowne

Lansdowne represents and warrants as follows to DK and the Shareholder.

Section 4.1

Organization, Standing and Power. Lansdowne is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Lansdowne, a material adverse effect on the ability of Lansdowne to perform its obligations under this Agreement or on the ability of Lansdowne to consummate the Transactions (a “Lansdowne Material Adverse Effect”). Lansdowne is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a Lansdowne Material Adverse Effect. Lansdowne has delivered to DK or its counsel true and complete copies of the Lansdowne Charter and the Lansdowne Bylaws.

Section 4.2

Subsidiaries; Equity Interests. Lansdowne does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

Section 4.3

Capital Structure. The authorized capital stock of Lansdowne consists of 100,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value. As of the date hereof, (a) 345,780 shares of Lansdowne’s common stock are issued and outstanding, after giving effect to a 1-for-50 reverse stock split of Lansdowne’s outstanding common stock on August 2, 2010, (b) no shares of preferred stock are issued and outstanding, however, Lansdowne has filed a certificate of designation for the Series A Voting Convertible Preferred Stock, par value $0.001 per share, which converts at 1 share of Lansdowne preferred stock for 1,000 shares of Lansdowne common stock, and is entitled to vote on all matters for which holders of common stock are entitled to vote, with each preferred share holding 1,000 votes, (c) options to purchase 871,000 shares of Lansdowne’s common stock are outstanding; and (d) no shares of Lansdowne’s common stock or preferred stock are held by Lansdowne in its treasury. In connection with the Closing, the board of directors and stockholders of Lansdowne will approve a 1 for 4.44656 reverse stock split of the Company’s outstanding common stock, which will become effective within 30 days following the Closing. There will be 10,000,000 shares of the Company’s common stock issued and outstanding immediately after giving effect to the reverse stock split. Except as set forth above, no shares of capital stock or other voting securities of Lansdowne were issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of Lansdowne are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Nevada Revised Statutes, the Lansdowne Charter, the Lansdowne Bylaws or any Contract to which Lansdowne is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Lansdowne having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Lansdowne’s common stock may vote (“Voting Lansdowne Debt”). Except as set forth above, as of the date of this Agreement, there are not any other options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Lansdowne is a party or by which it is bound (a) obligating Lansdowne to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Lansdowne or any Voting Lansdowne Debt, (b) obligating Lansdowne to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Lansdowne As of the date of this Agreement, there are not any outstanding contractual obligations of Lansdowne to repurchase, redeem or otherwise acquire any shares of capital stock of Lansdowne The stockholder list provided to DK is a current stockholder list generated by its stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of the Lansdowne’s common stock.

Section 4.4

Authority; Execution and Delivery; Enforceability. The execution and delivery by Lansdowne of this Agreement and the consummation by Lansdowne of the Transactions have been duly authorized and approved by the Board of Directors of Lansdowne and no other corporate proceedings on the part of Lansdowne are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of Lansdowne, enforceable against Lansdowne in accordance with the terms hereof.

Section 4.5

No Conflicts; Consents.

(a)

The execution and delivery by Lansdowne of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Lansdowne under, any provision of (i) the Lansdowne Charter or Lansdowne Bylaws, (ii) any material Contract to which Lansdowne is a party or to which any of its properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 4.5(b), any material Order or material Law applicable to Lansdowne or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Lansdowne Material Adverse Effect.

(b)

Except for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Lansdowne in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

Section 4.6

Taxes.

(a)

Lansdowne has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Lansdowne Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Lansdowne Material Adverse Effect.

(b)

The most recent financial statements contained in the SEC Reports reflect an adequate reserve for all Taxes payable by Lansdowne (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Lansdowne, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Lansdowne Material Adverse Effect.

(c)

There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Lansdowne. Lansdowne is not bound by any agreement with respect to Taxes.

Section 4.7

Benefit Plans. Lansdowne does not have, maintain or contribute to any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Lansdowne as of the date of this Agreement, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between Lansdowne and any current or former employee, officer or director of Lansdowne, nor does Lansdowne have any general severance plan or policy.

Section 4.8

ERISA Compliance; Excess Parachute Payments. Lansdowne does not maintain or contribute to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other benefit plan for the benefit of any current or former employees, consultants, officers or directors of Lansdowne

Section 4.9

Litigation. There is no Action against or affecting Lansdowne or any of its properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Lansdowne Material Adverse Effect. Neither Lansdowne nor any director or officer (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

Section 4.10

Compliance with Applicable Laws. Lansdowne is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Lansdowne Material Adverse Effect. Lansdowne has not received any written communication during the past two years from a Governmental Entity that alleges that Lansdowne is not in compliance in any material respect with any applicable Law. Lansdowne is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a Lansdowne Material Adverse Effect. This Section 4.10 does not relate to matters with respect to Taxes, which are the subject of Section 4.6.

Section 4.11

Contracts. Except as disclosed in the SEC Reports, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Lansdowne taken as a whole. Lansdowne is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Lansdowne Material Adverse Effect.

Section 4.12

Title to Properties. Lansdowne has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which Lansdowne has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Lansdowne to conduct business as currently conducted. Lansdowne has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Lansdowne enjoys peaceful and undisturbed possession under all such material leases.

Section 4.13

Intellectual Property. Lansdowne does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights. No claims are pending or, to the knowledge of Lansdowne, threatened that Lansdowne is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

Section 4.14

Labor Matters. There are no collective bargaining or other labor union agreements to which Lansdowne is a party or by which it is bound. No material labor dispute exists or, to the knowledge of Lansdowne, is imminent with respect to any of the employees of Lansdowne

Section 4.15

SEC Documents; Undisclosed Liabilities.

(a)

Lansdowne has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since August 15, 2000, pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (the “SEC Reports”).

(b)

As of its respective filing date, each SEC Report complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Report. Except to the extent that information contained in any SEC Report has been revised or superseded by a later SEC Report, none of the SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Lansdowne included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Lansdowne and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)

Except as set forth in the SEC Reports, Lansdowne has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by U.S. generally accepted accounting principles to be set forth on a balance sheet of Lansdowne or in the notes thereto. There are no financial or contractual obligations and liabilities (including any obligations to issue capital stock or other securities) due after the date hereof. All liabilities of Lansdowne shall have been paid off and shall in no event remain liabilities of Lansdowne, DK or the Shareholder following the Closing.

Section 4.16

Transactions With Affiliates and Employees. Except as disclosed in the SEC Reports, none of the officers or directors of Lansdowne and, to the knowledge of Lansdowne, none of the employees of Lansdowne is presently a party to any transaction with Lansdowne (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Lansdowne, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

Section 4.17

Internal Accounting Controls. Lansdowne maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Lansdowne has established disclosure controls and procedures for Lansdowne and designed such disclosure controls and procedures to ensure that material information relating to Lansdowne is made known to the officers by others within Lansdowne. Lansdowne’s officers have evaluated the effectiveness of Lansdowne’s controls and procedures. Since the date of the most recent financial statements contained in the SEC Reports, there have been no significant changes in Lansdowne’s internal controls or, to Lansdowne’s knowledge, in other factors that could significantly affect Lansdowne’s internal controls.

Section 4.18

Solvency. Except as disclosed in the SEC Reports, based on the financial condition of Lansdowne as of the Closing Date (and assuming that the Closing shall have occurred), (a) Lansdowne’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of Lansdowne’s existing debts and other liabilities (including known contingent liabilities) as they mature, (b) Lansdowne’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted, including its capital needs, taking into account the particular capital requirements of the business conducted by Lansdowne, and projected capital requirements and capital availability thereof, and (c) the current cash flow of Lansdowne, together with the proceeds Lansdowne would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. Lansdowne does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

Section 4.19

Application of Takeover Protections. Lansdowne has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Lansdowne Charter or the laws of its state of incorporation that is or could become applicable to the Shareholder as a result of the Shareholder and Lansdowne fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholder’s ownership of the Shares.

Section 4.20

Investment Company. Lansdowne is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.21

Foreign Corrupt Practices. Neither Lansdowne, nor to Lansdowne’s knowledge, any director, officer, agent, employee or other person acting on behalf of Lansdowne has, in the course of its actions for, or on behalf of, Lansdowne (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 4.22

Absence of Certain Changes or Events. Except as disclosed in the SEC Reports, from the date of the most recent financial statements contained in the SEC Reports to the date of this Agreement, Lansdowne has conducted its business only in the ordinary course, and during such period there has not been:

(a)

any change in the assets, liabilities, financial condition or operating results of Lansdowne from that reflected in the financial statements contained in the SEC Reports, except changes in the ordinary course of business that have not caused, in the aggregate, a Lansdowne Material Adverse Effect;

(b)

any damage, destruction or loss, whether or not covered by insurance, that would have a Lansdowne Material Adverse Effect;

(c)

any waiver or compromise by Lansdowne of a valuable right or of a material debt owed to it;

(d)

any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Lansdowne, except in the ordinary course of business and the satisfaction or discharge of which would not have a Lansdowne Material Adverse Effect;

(e)

any material change to a material Contract by which Lansdowne or any of its assets is bound or subject;

(f)

any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)

any resignation or termination of employment of any officer of Lansdowne;

(h)

any mortgage, pledge, transfer of a security interest in or lien created by Lansdowne with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair Lansdowne’s ownership or use of such property or assets;

(i)

any loans or guarantees made by Lansdowne to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)

any declaration, setting aside or payment or other distribution in respect of any of Lansdowne’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Lansdowne;

(k)

any alteration of Lansdowne’s method of accounting or the identity of its auditors;

(l)

any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Lansdowne stock option plans; or

(m)

any arrangement or commitment by Lansdowne to do any of the things described in this Section 4.22.

Section 4.23

Certain Registration Matters. Lansdowne has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of Lansdowne registered with the SEC or any other governmental authority that have not been satisfied.

Section 4.24

Listing and Maintenance Requirements. Lansdowne is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Lansdowne Stock on the trading market on which the Lansdowne Stock is currently listed or quoted. The issuance and sale of the Shares under this Agreement does not contravene the rules and regulations of the trading market on which the Lansdowne Stock are currently listed or quoted, and no approval of the stockholders of Lansdowne is required for Lansdowne to issue and deliver to the Shareholder the Shares contemplated by this Agreement.

Section 4.25

Disclosure. Lansdowne confirms that neither it nor any person acting on its behalf has provided the Shareholder or its agents or counsel with any information that Lansdowne believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by Lansdowne under a current report on Form 8-K filed within four business days after the Closing. Lansdowne understands and confirms that the Shareholder will rely on the foregoing representations and covenants in effecting transactions in securities of Lansdowne. All of the representations and warranties set forth in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 4.26

Information Supplied. None of the information supplied or to be supplied by the current sole officer and director of Lansdowne for inclusion or incorporation by reference in the 14f-1 Notice to be filed after the Closing will, at the date it is first mailed to Lansdowne’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.27

No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Lansdowne, or its businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by Lansdowne under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by Lansdowne of its common stock and which has not been publicly announced or will not be publicly announced in a current report on Form 8-K filed within four business days after the Closing.

Section 4.28

No Additional Agreements. Lansdowne does not have any agreement or understanding with the Shareholder with respect to the Transactions other than as specified in this Agreement.

ARTICLE V
Conditions to Closing

Section 5.1

Lansdowne Conditions Precedent. The obligations of the Shareholder and DK to enter into and complete the Closing are subject, at the option of the Shareholder and DK, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by DK and the Shareholder in writing.

(a)

Representations and Covenants. The representations and warranties of Lansdowne contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Lansdowne shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Lansdowne on or prior to the Closing Date. Lansdowne shall have delivered to the Shareholder and DK a certificate, dated the Closing Date, to the foregoing effect.

(b)

Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of DK or the Shareholder, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Lansdowne.

(c)

Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Lansdowne for the authorization, execution and delivery of this Agreement and the consummation by it of the Transactions shall have been obtained and made by Lansdowne, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Lansdowne Material Adverse Effect.

(d)

No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since September 30, 2010 which has had or is reasonably likely to cause a Lansdowne Material Adverse Effect.

(e)

Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of Lansdowne, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to DK and the Shareholder.

(f)

Satisfactory Completion of Due Diligence. DK and the Shareholder shall have completed their legal, accounting and business due diligence of Lansdowne and the results thereof shall be satisfactory to DK and the Shareholder in their sole and absolute discretion.

(g)

SEC Reports; Form 10-Q. Lansdowne shall have filed all reports and other documents required to be filed by it under the U.S. federal securities laws through the Closing Date. In addition, Lansdowne shall have filed its quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2010.

(h)

OTC Quotation. Lansdowne shall have maintained its status as a company whose common stock is quoted on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority or the OTCQB Marketplace maintained by Pink OTC Markets Inc. and no reason shall exist as to why such status shall not continue immediately following the Closing.

(i)

No Suspensions of Trading in Lansdowne Stock; Listing. Trading in the Lansdowne Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding Lansdowne) at any time since the date of execution of this Agreement, and the Lansdowne Stock shall have been at all times since such date listed for trading on a trading market.

(j)

Secretary’s Certificate. Lansdowne shall have delivered to DK a certificate, signed by its Secretary, certifying that the attached copies of the Lansdowne Charter, Lansdowne Bylaws and resolutions of its Board of Directors approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(k)

Good Standing Certificate. Lansdowne shall have delivered to DK a certificate of good standing of Lansdowne dated within five (5) business days of Closing, issued by the Secretary of State of Nevada.

(l)

Payoff Letters and Releases. Lansdowne shall have delivered to DK such payoff letters and releases relating to liabilities of Lansdowne as DK shall request, in form and substance satisfactory to DK.

(m)

Lien Searches. Lansdowne shall have delivered to DK the results of UCC, judgment lien and tax lien searches with respect to Lansdowne, the results of which indicate no liens on the assets of Lansdowne.

(n)

Repurchase Agreement. Lansdowne shall have delivered to DK the fully executed share repurchase agreement, dated on or before the Closing Date, between Lansdowne and David Roff (the “Repurchase Agreement”), relating to the repurchase and cancellation of 234,616 shares of common stock held by him, in form and substance satisfactory to DK, including a provision for the release and indemnification of Lansdowne, DK and the Shareholder by him.

(o)

Issuance of Stock Certificate. Lansdowne shall have delivered to the Shareholder a certificate representing the new shares of Lansdowne Stock issued to the Shareholder in accordance with Annex A.

Section 5.2

DK and Shareholder Conditions Precedent. The obligations of Lansdowne to enter into and complete the Closing is subject, at the option of Lansdowne, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Lansdowne in writing.

(a)

Representations and Covenants. The representations and warranties of the Shareholder and DK contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Shareholder and DK shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Shareholder and DK on or prior to the Closing Date. Each of DK and the Shareholder shall have delivered to Lansdowne a certificate, dated the Closing Date, to the foregoing effect.

(b)

Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Lansdowne, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of DK.

(c)

Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Shareholder or DK for the authorization, execution and delivery of this Agreement and the consummation by them of the Transactions, shall have been obtained and made by the Shareholder or DK, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a DK Material Adverse Effect.

(d)

No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the DK Financial Statements which has had or is reasonably likely to cause a DK Material Adverse Effect.

(e)

Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of Lansdowne, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to Lansdowne

(f)

Satisfactory Completion of Due Diligence. Lansdowne shall have completed its legal, accounting and business due diligence of DK and the Shareholder and the results thereof shall be satisfactory to Lansdowne in its sole and absolute discretion.

(g)

Secretary’s Certificate. DK shall have delivered to Lansdowne a certificate, signed by its Secretary (or authorized director or officer), certifying that the attached copies of the DK Constituent Instruments and resolutions of the Board of Directors of DK approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(h)

Certificate of Continuing Registration. DK shall have delivered to Lansdowne a certificate of continuing registration of DK, dated as of a recent date, issued by the British Virgin Islands Companies Registrar.

(i)

Delivery of Audit Report and Financial Statements. DK shall have completed the DK Financial Statements and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board. The form and substance of the DK Financial Statements shall be satisfactory to Lansdowne in its sole and absolute discretion.

(j)

Form 8-K. DK shall have provided Lansdowne with reasonable assurances that Lansdowne will be able to comply with its obligation to file a current report on Form 8-K within four (4) business days following the Closing containing the requisite financial statements of DK and the requisite Form 10 disclosure regarding DK and its subsidiaries.

(k)

PRC Legal Opinion. DK, the Shareholder and Lansdowne shall have received an opinion from DK’s legal counsel in the People’s Republic of China, confirming the legality under Chinese laws of the restructuring being effected by DK in connection with the Transactions and the enforceability of this Agreement and that is otherwise satisfactory to DK, the Shareholder and Lansdowne

(l)

Share Transfer Documents. The Shareholder shall have delivered to Lansdowne a certificate representing its DK Stock, accompanied by an executed instrument of transfer and bought and sold note for transfer by the Shareholder of its DK Stock to Lansdowne.

ARTICLE VI
Covenants

Section 6.1

Preparation of Disclosure Letter. The Parties acknowledge and agree that, while DK has provided a draft of the DK Disclosure Letter, DK has not yet delivered the final disclosure letter. DK shall deliver the DK Disclosure Letter to Lansdowne and the Shareholder, including copies of all agreements and other documents referred to thereon, in final form within at least 2 business days prior to the Closing. The Parties shall have two (2) business days following delivery of DK Disclosure Letter, along with all related agreements and other documents referred to thereon, in which to terminate this Agreement if any Party objects to any information contained in the DK Disclosure Letter or the contents of any such agreement or other document and the Parties cannot agree on mutually satisfactory modifications thereto.

Section 6.2

Public Announcements. Lansdowne and DK will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

Section 6.3

Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

Section 6.4

Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

Section 6.5

Exclusivity. Neither Lansdowne nor DK shall (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of Lansdowne or DK (as applicable), or any assets of Lansdowne or DK (as applicable) (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (c) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby. Each shall notify the other immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

Section 6.6

Access. Each Party shall permit representatives of any other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.

Section 6.7

Preservation of Business. From the date of this Agreement until the Closing Date, each of Lansdowne and DK shall, except as otherwise permitted by the terms of this Agreement, operate only in the ordinary and usual course of business consistent with its past practices and shall use reasonable commercial efforts to (a) preserve intact its business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of its business, and (c) not permit any action or omission that would cause any of its representations or warranties contained herein to become inaccurate or any of its covenants to be breached in any material respect.

Section 6.8

New Stock Issuances. From the date of this Agreement until the fifth anniversary thereof, Lansdowne shall not, without the prior written consent of Yangbo Cai, issue any shares of Lansdowne’s capital stock or any securities exercisable or convertible therefor.

Section 6.9

Resignations and Appointments. Upon execution of this Agreement, Lansdowne shall deliver to DK evidence of the resignation and election of such officers of Lansdowne as may be designated by DK and approved by Lansdowne, effective immediately. On the Closing Date, Lansdowne shall deliver to DK evidence of the election of such directors of Lansdowne as may be designated by DK, effective on the tenth (10th) day following the mailing of the 14f-1 Notice.

Section 6.10

Preparation of the 14f-1 Notice; Blue Sky Laws.

(a)

As soon as possible following the Closing, DK and Lansdowne shall prepare and file with the SEC the 14f-1 Notice in connection with the consummation of this Agreement. Lansdowne shall cause the 14f-1 Notice to be mailed to its stockholders as promptly as practicable thereafter.

(b)

Lansdowne shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Lansdowne Stock in connection with this Agreement.

Section 6.11

Filing of 8-K. Lansdowne shall file, within four (4) business days of the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including the requisite audited consolidated financial statements of DK and the requisite Form 10 disclosure regarding DK and its subsidiaries. In addition, Lansdowne shall issue a press release at a mutually agreeable time following the Closing Date.

Section 6.12

Furnishing of Information. As long as the Shareholder owns the Shares, Lansdowne covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Lansdowne after the date hereof pursuant to the Exchange Act. As long as the Shareholder owns the Shares, if Lansdowne is not required to file reports pursuant to such laws, it will prepare and furnish to the Shareholder and make publicly available in accordance with Rule 144(c) promulgated by the SEC pursuant to the Securities Act, such information as is required for the Shareholder to sell Shares under Rule 144. Lansdowne further covenants that it will take such further action as any holder of the Shares may reasonably request, all to the extent required from time to time to enable such person to sell the Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

Section 6.13

Reverse Split. As soon as practicable following the Closing, Lansdowne shall effect a 4.44656 for 1 reverse split of Lansdowne’s common stock and submit all documents and filings required to effect such reverse split with applicable regulatory authorities.

ARTICLE VII
Miscellaneous

Section 7.1

Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Lansdowne, to:

Lansdowne Security, Inc.
27 Chicora Ave
Toronto, ON, M5R 1T7
Attention: David Roff

If to DK, to:

DK International Group Ltd.
C Floor 26, No. 11
Electric Road, City Garden

North Point, Hong Kong
Attention: Yangbo Cai

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, N.W.
Washington, DC 20037-1122
Attention: Dawn Bernd-Schulz, Esq.
Facsimile: +1 202-663-8007

If to the Shareholder at the addresses set forth in Annex A hereto.

Section 7.2

Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by Lansdowne, DK and the Shareholder. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

Section 7.3

Termination.

(a)

The Parties may terminate this Agreement as provided below:

(i)

Lansdowne, DK and the Shareholder may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)

Lansdowne may terminate this Agreement by giving written notice to DK and the Shareholder at any time prior to the Closing (A) in the event DK has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Lansdowne has notified DK of the breach, and the breach has continued without cure for a period of twenty (20) days after the notice of breach; (B) in the event that Lansdowne objects to any information contained in the DK Disclosure Letter and the Parties cannot agree on mutually satisfactory modifications thereto, in accordance with Section 6.8; or (C) if the Closing shall not have occurred on or before March 31, 2011 by reason of the failure of any condition precedent under Section 5.2 (unless the failure results primarily from Lansdowne itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii)

DK may terminate this Agreement by giving written notice to Lansdowne and the Shareholder at any time prior to the Closing (A) in the event Lansdowne has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, DK has notified Lansdowne of the breach, and the breach has continued without cure for a period of twenty (20) days after the notice of breach; or (B) if the Closing shall not have occurred on or before March 31, 2011 by reason of the failure of any condition precedent under Section 5.1 hereof (unless the failure results primarily from DK or the Shareholder breaching any representation, warranty, or covenant contained in this Agreement).

(b)

If any Party terminates this Agreement pursuant to Section 8.3(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

Section 7.4

Replacement of Securities. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, Lansdowne shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to Lansdowne of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, Lansdowne may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

Section 7.5

Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Shareholder, Lansdowne and DK will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

Section 7.6

Limitation of Liability. Notwithstanding anything herein to the contrary, each of Lansdowne and DK acknowledges and agrees that the liability of the Shareholder arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of the Shareholder, and that no trustee, officer, other investment vehicle or any other affiliate of the Shareholder or any investor, shareholder or holder of shares of beneficial interest of the Shareholder shall be personally liable for any liabilities of the Shareholder.

Section 7.7

Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

Section 7.8

Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 7.9

Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

Section 7.10

Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the DK Disclosure Letter, (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

Section 7.11

Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Nevada are mandatorily applicable to the Transactions.

Section 7.12

Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

LANSDOWNE SECURITY, INC.

By: /s/ David Roff
Name: David Roff
Title: Chief Executive Officer

DK INTERNATIONAL GROUP LTD.

By: /s/ Yangbo Cai
Name: Yangbo Cai
Title: Director

SHAREHOLDER:

Yangbo Cai
/s/ Yangbo Cai

ANNEX A
Schedule of Shares Exchanged

Name and Address of Shareholder	Number of Shares of DK Stock Exchanged	Percentage of Total Shares of DK Stock	Number of Shares of Lansdowne Stock Received
Yangbo Cai C Floor 26, No. 11, Electric Road, City Garden, North Point, Hong Kong	1	100%	9,250
TOTALS	1	100%	9,250

ANNEX B
Definitions

“14f-1 Notice” means the notice that is required to be sent to the stockholders of Lansdowne pursuant to Rule 14f-1 of the Exchange Act.

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Closing” has the meaning set forth in Section 1.2 of this Agreement.

“Closing Date” has the meaning set forth in Section 1.2 of this Agreement.

“Consent” means any material consent, approval, license, permit, order or authorization.

“Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“DK” has the meaning set forth in the Preamble of this Agreement.

“DK Constituent Instruments” means the memorandum and articles of association of DK and such other constituent instruments of DK as may exist, each as amended to the date of this Agreement.

“DK Disclosure Letter” means the letter delivered from DK to Lansdowne in accordance with Section 6.1 of this Agreement.

“DK Financial Statements” has the meaning set forth in the Section 3.15 of this Agreement.

“DK Material Adverse Effect” has the meaning set forth in Section 3.1 of this Agreement.

“DK Stock” has the meaning set forth in the Background Section of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Intellectual Property Right” means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

“Lansdowne” has the meaning set forth in the Preamble of this Agreement.

“Lansdowne Bylaws” means the Bylaws of Lansdowne, as amended to the date of this Agreement.

“Lansdowne Charter” means the Certificate of Incorporation of Lansdowne, as amended to the date of this Agreement.

“Lansdowne Material Adverse Effect” has the meaning set forth in the Section 4.1 of this Agreement.

“Lansdowne Stock” has the meaning set forth in the Background Section of this Agreement.

“Law” means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

“Lien” means any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance.

“Party” has the meaning set forth in the Preamble of this Agreement.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 4.15 of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder” has the meaning set forth in the Preamble of this Agreement.

“Shares” has the meaning set forth in the Background Section of this Agreement.

“Taxes” means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Transactions” has the meaning set forth in Section 1.2 of this Agreement.

“Transaction Documents” means this Agreement and any other documents or agreements executed in connection with the Transactions.

“Voting Lansdowne Debt” has the meaning set forth in Section 4.3 of this Agreement.

“Voting DK Debt” has the meaning set forth in Section 3.3 of this Agreement.